Exhibit 99.1

Cornell Companies’ New Board Announces Results of Meeting

HOUSTON, July 5, 2005 (PRIMEZONE) — The newly elected board of directors for Cornell Companies, Inc. (NYSE:CRN) announced today the results of its first meeting.

The composition of the board will expand to 10 and include James E. Hyman, CEO. He will serve as chairman.

Hyman stated, “I am pleased that at its first meeting, the board indicated its confidence in my continued leadership of Cornell. As a show of my commitment to the company and its future, I intend to purchase shares worth approximately $130,000 over the coming weeks.”

Another board decision was to name Thomas R. Hudson, Jr., managing member of Pirate Capital LLC, lead director.

The board also agreed to accelerate the expiration of the shareholder rights plan, which will now expire July 8, 2005.

About Cornell Companies, Inc.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 81 facilities in 17 states and the District of Columbia, which includes two facilities under development or construction. Cornell has a total service capacity of 18,176, including capacity for 1,514 individuals that will be available upon completion of facilities under development or construction.

The company logo can be found at: http://www.primezone.com/newsroom/prs/?pkgid=1468

CONTACT:  Cornell Companies, Inc.

John Nieser, CFO

(713) 623-0790